EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Participants and Plan Administrator
Savings Plan for Employees of Measurement Specialties, Inc.

We hereby consent to the incorporation by reference, in this Registration Statement of Measurement Specialties, Inc. on Form S-8 (No. 333-129946) of our report dated June 25, 2008, relating to the statements of net assets available for benefits of Savings Plan for Employees of Measurement Specialties, Inc. as of December 31, 2007 and 2006, and the related statement of changes in net assets available for benefits for the year ended December 31, 2007, included within the 2007 Form 11-K for Savings Plan for Employees of Measurement Specialties, Inc. to be filed on or about June 25, 2008.

/s/Goodman & Company, LLP

Norfolk, Virginia
June 25, 2008